                                                            REGISTRATION NO. 33-

      As filed with the Securities and Exchange Commission on May 25, 1995.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                            STRIKER INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                 84-0834953
        (State or other jurisdiction of                  (I.R.S. Employer
        incorporation or organization)                   Identification No.)

                            ONE RIVERWAY, SUITE 2450
                              HOUSTON, TEXAS 77056
                                 (713) 622-4092
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                                DAVID A. COLLINS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            STRIKER INDUSTRIES, INC.
                            ONE RIVERWAY, SUITE 2450
                              HOUSTON, TEXAS 77056
                                 (713) 622-4092
 (Name, address and telephone number, including area code, of agent for service)

                                 With copies to:

                             PORTER & HEDGES, L.L.P.
                                  700 LOUISIANA
                            HOUSTON, TEXAS 77002-2764
                                 (713) 226-0600
                             ATTN.: SAMUEL N. ALLEN

                               ----------------

         Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

                               ----------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                     PROPOSED MAXIMUM        PROPOSED
     TITLE OF EACH CLASS OF            AMOUNT            OFFERING        MAXIMUM AGGREGATE       AMOUNT OF
   SECURITIES TO BE REGISTERED    TO BE REGISTERED   PRICE PER SHARE(1)  OFFERING PRICE     REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------

 Common Stock, par value $.20
 per share . . . . . . . . . . .      633,335             $6.125            $3,879,177            $776.00
================================================================================================================

(1) Pursuant to Rule 457(c), the registration fee is calculated based upon the closing sale price for the Common Stock reported on the Nasdaq Small Cap on May 18, 1995.

                               ----------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED MAY 25, 1995

PROSPECTUS

                                 633,335 SHARES

                            STRIKER INDUSTRIES, INC.

                                  COMMON STOCK

                                ----------------

         The shares of common stock, par value $.20 per share (the "Common Stock"), of Striker Industries, Inc. (the "Company") offered hereby represent shares issuable upon exercise of certain Warrants to Purchase Common Stock (the "Warrants"). Although the Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby, the Company will receive aggregate funds of between $1,266,670 and $1,678,338 upon exercise of the Warrants. See "Selling Securityholders."

         The Company's Common Stock is traded on the Nasdaq Small Capitalization Market (the "Nasdaq Small Cap") under the symbol "SKRI." On May 18, 1995, the reported closing sale price of the Common Stock on the Nasdaq Small Cap was $6.125 per share.

         The Common Stock may be offered and sold from time to time by Selling Securityholders named herein under the caption "Selling Securityholders" through underwriters, dealers or agents or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The terms of the offering and sale of Common Stock in respect of which this Prospectus is being delivered, including any initial public offering price, any discounts, commissions or concessions allowed, reallowed or paid to underwriters, dealers or agents, the purchase price of the Common Stock and the proceeds to the Selling Securityholders, and any other material terms shall be as set forth in a Prospectus Supplement. This Prospectus also may be delivered in connection with certain resales as described under "Plan of Distribution." See "Plan of Distribution" for possible indemnification arrangements for agents, dealers and underwriters.

                               ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                               ----------------

                    The date of this Prospectus is May 25, 1995.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered by this Prospectus. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994; Quarterly Report on Form 10-QSB for the quarter ended March 31, 1995; Current Report on Form 8-K dated May 18, 1995; and all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1994 are hereby incorporated herein by reference.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge, upon written or oral request. All such requests should be directed to Striker Industries, Inc., One Riverway, Suite 2450, Houston, Texas 77056, Attention: Matthew D. Pond, telephone number (713) 622-4092.

                                   THE COMPANY

          Striker Industries, Inc., a Delaware corporation (the "Company"), is capable of manufacturing two products, dry felt paper and asphalt-saturated felt for use in the roofing industry. The dry felt paper manufactured by the Company is a base homogeneous sheet of porous, soft paper made from used, recycled old corrugated containers and mixed paper and wood flour. The term saturating in the context of the business of the Company means the process of impregnating felt paper, which is a paper with an open porous formation, with waterproofing or other preservative liquids, such as asphalt and tar. Dry felt paper is manufactured by the Company in various weights depending upon production requirements, customer demand and the ability of the Company's manufacturing facility (the "Felt Mill") to produce it. The Felt Mill presently functions best producing varying grades of heavyweight felt paper, primarily 38 lb. weight paper. The Felt Mill consists of approximately 40 acres of land in Ouachita County, Arkansas, just outside the city limits of Stephens, Arkansas.

         Since August 1994, the Company's saturating lines have been idled temporarily in order for it to concentrate on maximizing the potentially more profitable sales of its dry felt paper product. The Company currently anticipates resuming the manufacturing of asphalt-saturated felt and is currently implementing improvements to the existing saturated paper lines which would result in the production of a value-added product "Striker Lightning Fast Felt," a patented saturated felt product for which the Company is the exclusive licensee.

         On May 5, 1995, the asset purchase transaction of the land, building and equipment of Northern Globe Building Materials, Inc.'s idled dry felt mill in Thorold, Ontario, Canada pursuant to the Asset Purchase Agreement between Northern Globe Building Materials, Inc. (Northern), an independent third party unrelated to the Company or any of its affiliates, and the Company dated
March 10, 1995, was consummated. The purchase price of the assets purchased was 1,345,790 shares of common stock of the Company and $250,000 cash. The physical properties and assets purchased had formerly been used to manufacture dry felt paper, but had not been in operation and had been idled and wholly inactive for more than two years preceding their purchase by the Company. The Company intends to reactivate the idled dry felt mill and produce dry felt at Thorold, Ontario, Canada for sale to Northern and independent third parties in the roofing industry. Sales to Northern will be pursuant to a supply agreement entered into between the Company and Northern pursuant to which the Company will supply Northern's three operating Canadian shingle and rolled roofing facilities with a minimum of 15,000 tons of dry felt paper per year, seasonally adjusted, for the period commencing on or about June 1, 1995 through December 31, 2000. The dry felt purchase price set forth in the supply agreement is based on the mix of the raw materials used in the manufacture of the dry felt and the market price of the raw materials.

         The Company's offices are located at One Riverway, Suite 2450, Houston, Texas 77056 and its telephone number is (713) 622- 4092.


                                  RISK FACTORS

         In evaluating the Company and its business, prospective investors should carefully consider all of the information set forth in this Prospectus and should give particular attention to the following risk factors.

HISTORY OF OPERATING LOSSES

         The Company has incurred losses from operations in each year since 1991 and has a retained deficit of $2,069,795 at March 31, 1995. As of March 31, 1995, the Company had stockholders' equity of $5,194,458. While the Company does not expect these losses to continue beyond the next fiscal year, there can be no assurance that the Company will be able to generate operating profits in the future.

NEED FOR ADDITIONAL FINANCING

         The Company believes that it will need additional financing to develop its business opportunities and improve its production facilities. While the Company believes that such financing can be currently obtained at acceptable terms, there can be no assurance that such financing will actually be available on such terms in the future.

         On May 4, 1995, the Company entered into a financing agreement with a major U.S. lender. The financing agreement consists of a term loan based upon the liquidation value of certain of the Company's fixed assets and a revolving borrowing line of credit based upon eligible accounts receivable (collectively "the Facility"). Advances under the Facility are limited to $2,500,000 in the aggregate and bear interest at prime plus 3%. On May 4, 1995, the Company received $1,000,000 of advances under the Facility, consisting of $590,000 of advances under the term loan and $410,000 of advances under the revolving line of credit.

         The Company is currently negotiating a $2,000,000 (Canadian Dollar) credit facility with a Canadian bank (the Canadian Facility). The Canadian Facility would be comprised of a $500,000 (Canadian Dollar) revolver, and, a $1,500,000 (Canadian Dollar) term facility to fund improvements to the existing Thorold dry felt mill equipment while the Company believes the Canadian Facility will be obtained there can be no assurance that such financing will be obtained.

MANUFACTURING AND COMPETITION

         The Company's success will depend on its ability to develop and improve its manufacturing capacity and efficiency and on its ability to establish and maintain a competitive position in the marketplace with its products. The Company believes it has potential competitors in the United States with substantially greater financial, technical, manufacturing and marketing capabilities than the Company. The Company's competitors may develop products or other manufacturing processes that are more effective than any which have been or are being developed by the Company.

         As a result of continued concern about rising raw material costs and the uncertainty of the success of the Old Corrugated Container (OCC) gathering operations of the Company, the Company entered into a pulp hedge contract (the Hedge) effective July 1, 1994, with an international investor to effectively hedge against rising raw material prices. The terms of the Hedge provide for a fixed notional amount which is an approximation of the Company's estimate of its pulp needs for such term. The Hedge provides that the amount of net gain or loss, as applicable, is equivalent to the difference between the designated strike price, as set forth in the Hedge confirmation, and the Company's imputed cost. The Company's imputed cost is equivalent to the lesser of its actual direct collection costs and 95 percent of the market price as quoted in industry publications. During the year ended December 31, 1994, the Company received $493,529 pursuant to the Hedge. During the quarter ended March 31, 1995, the Company received $310,824 pursuant to the Hedge. Such amounts have been reflected as reductions of the Company's raw material costs. Effective April 1, 1995, the Company renewed its Hedge at substantially higher cost levels due to increasing raw material costs. Should the Hedge not be renewed at favorable terms in the future the Company would be subject to the significant price fluctuations in its raw material costs.

         The success of the Company's Canadian operations will depend upon many factors, including, but not limited to: (i) successfully refurbishing and ractivating the Thorold dry felt mill, (ii) obtaining the Canadian Facility on favorable terms, and (iii) the ability of the Company to operate the Thorold dry felt efficiently and profitably in accordance with the supply agreement. There can be no assurance that such factors can be acheived.

POSSIBLE VOLATILITY OF STOCK PRICE

         The market price of the Common Stock, like that of the securities of other small, growth-oriented companies, may be highly volatile. There can be no assurance that the market price of the Common Stock will remain at its present level and any future changes in market price cannot be predicted as to timing or extent. Past performance of the stock does not guarantee and should not be construed to imply future performance. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant effect on the market price of the Common Stock. Changes in the market price of the Common Stock may have no connection with the Company's actual financial results.

UNCERTAINTY OF MARKET ACCEPTANCE; ANTICIPATED DEPENDENCE ON THIRD PARTIES FOR MARKETING; LIMITED MARKETING EXPERIENCE

         Achieving market acceptance for the Company's Lightning Fast Felt will require substantial marketing efforts and the expenditure of significant amounts of funds to inform potential customers, including in some cases third-party distributors, of the distinctive characteristics and benefits of Lightning Fast Felt. There can be no assurance that Lightning Fast Felt will ultimately be accepted. There can be no assurance that the Company will be able to obtain satisfactory arrangements with third-party distributors for the marketing of its products or that the Company will realize substantial revenues from sales by third-party distributors. Inasmuch as the Company has limited financial and other resources to undertake extensive independent marketing activities, there can be no assurance that the Company will be able to market Lightning Fast Felt successfully.

LIMITED CUSTOMER BASE

         The Company currently has fewer than 20 potential customers in the United States for its dry felt products. These products account for a significant amount of the Company's business and a loss of a small number of these customers for any reason could have a material adverse effect on the Company's operations. Further, there can be no assurance that the number of potential customers for these products will increase in the near future.

ENVIRONMENTAL LIABILITY EXPOSURE; GOVERNMENTAL REGULATION

         The Company is engaged in a business which may have an adverse environmental effect on the area surrounding its production facility. Such facility is regulated by federal and state governmental authorities. There can be no assurance that such facility will not incur substantial liabilities as a result of its production activities or that such facility will be able to meet governmental requirements. In either instance, such a failure could result in a material adverse effect on the operations of the Company.

         The Company has agreed to a Consent Administrative Order (the Order), issued pursuant to the authority of the Arkansas Water and Air Pollution Control Act (Act 472 of 1949, as amended; Ark. Code Ann. paragraphs 84-100 et seq.) and the regulations issued thereunder. This Order was effective August 17, 1992, and (i) requires the Company to file monthly water discharge monitoring reports, whether or not any water is actually discharged, and (ii) sets the discharge limitations with respect to the content of water being discharged. The Company employs an environmental engineering firm to test water discharges, if any, and to file all environmental regulatory reports required of it in a timely and accurate manner.

SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this Prospectus, the Company had issued and outstanding 10,032,896 shares of Common Stock. If all of the shares issuable upon exercise of the Warrants are issued, the Company will have an additional 633,335 shares of Common Stock outstanding, all of which will be eligible for immediate resale into the public markets. The sale of such shares in the public markets could have a material adverse effect on the trading price of the Company's Common Stock.

                             SELLING SECURITYHOLDERS

         The following table sets forth the name of each Selling Securityholder and certain information regarding the ownership and offering of Common Stock by each Selling Securityholder.


                                                              Amount                   Amount      Percentage
                                                           Beneficially             Beneficially   Beneficially
                                                              Owned                     Owned        Owned
                                                             prior to      Amount     following    following
        Name                                                 Offering     Offered     Offering     Offering
        ----                                                 --------     -------     --------     --------
Alejaminna Holdings, Inc. . . . . . . . . . . . . . . . .     528,333     133,333      395,000        3.70%
Kalgot, Inc.  . . . . . . . . . . . . . . . . . . . . . .     273,333     133,333      140,000        1.31%
Samba, Inc. . . . . . . . . . . . . . . . . . . . . . . .     404,837      66,667      338,170        3.17%
Rigel, Inc. . . . . . . . . . . . . . . . . . . . . . . .     860,203      66,667      793,536        7.44%
Wyoming, Ltd. . . . . . . . . . . . . . . . . . . . . . .     407,778      83,334      324,444        3.04%
Cody, Ltd.  . . . . . . . . . . . . . . . . . . . . . . .     410,789      83,334      327,455        3.07%
Jellyfish Development Corp. . . . . . . . . . . . . . . .      66,667      66,667            0        0.00%


         No Selling Securityholder or affiliate thereof has held any position or office, or has had any material relationship with, the Company or any of its affiliates, other than as a stockholder, within the past three years. The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby. Each Selling Securityholder may, but is not required to, sell all of the shares of Common Stock registered by this registration statement.

         The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. However, the Company will receive aggregate funds of between $1,266,670 and $1,678,338, depending on the timing of the exercise of the Warrants. Each of the Warrants provides that the exercise price of the Warrant is $2.00 per share if the Warrant is exercised on or before June 30, 1995, such exercise price to be increased on the first day of each calender quarter following June 30, 1995 until January 1, 1996, at which date the exercise price will be and remain $2.65 until the expiration of the Warrant on February 28, 1997.

                              PLAN OF DISTRIBUTION

         The Selling Securityholders may offer the shares of Common Stock subject to this Prospectus from time to time in one or more offerings through underwriters, dealers or agents, or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices.

         If underwriters are used in any offering of shares of Common Stock, the underwriter or underwriters with respect to such offering will be named in a Prospectus Supplement. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the shares of Common Stock offered thereby. Firms not so named will have no direct or indirect participation in the underwriting of such Common Stock, although such a firm may participate in the distribution of such Common Stock under circumstances entitling it to a dealer's commission. Unless otherwise set forth in the Prospectus Supplement relating to such offering, any underwriting agreement pertaining to any offering of shares of Common Stock will (i) entitle the underwriters to indemnification by the Company and the Selling Securityholders against certain civil liabilities under the Securities Act; (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent; and (iii) provide that the underwriters will be obligated to purchase all shares of such Common Stock so offered if any shares are purchased. If underwriters are used in any offering of Common Stock, the names of such underwriters, the anticipated date of delivery and other material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

         If a dealer is used in any offering of Common Stock, the Selling Securityholder will sell such Common Stock to the dealer as principal. The dealer may then resell such Common Stock to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

         Common Stock may be offered through agents designated by the Selling Securityholders from time to time. Any such agent will be named, and the terms of any such agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise set forth in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

         Dealers or agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Common Stock offered thereby. Unless otherwise set forth in the applicable Prospectus Supplement, such dealers or agents may, under agreements with the Selling Securityholders, be entitled to indemnification by the Company or the Selling Securityholders against certain civil liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with or perform services for the Company in the ordinary course of business.

         Offers to purchase Common Stock may be solicited, and sales thereof may be made, by the Selling Securityholders directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. Certain of such purchasers may be deemed to be underwriters with respect to any resale by them of Common Stock so acquired. This Prospectus may be delivered by any such purchaser in connection with any such resales. Such resales may be through underwriters, dealers or agents, or directly to one or more purchasers, all in the manner described above.

                                  LEGAL OPINION

         The validity of the Common Stock offered hereby will be passed on for the Company by Robert I. Beck, General Counsel of the Company.

                                     EXPERTS

         The audited consolidated financial statements as of and for the year ended December 31, 1994 incorporated by reference in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated March 10, 1995 with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an additional paragraph referring to Notes 1, 6, 7, 12, 13 and 14 to the financial statements describing certain transactions with several international investors which were shareholders and creditors of the Company and thus related parties to the Company. Many of these transactions were conducted through foreign partnership or corporate-type entities. The effect of certain of these transactions was to increase net income for the year ending December 31, 1994, by approximately $2,600,000 more than it would have been had these transactions not occurred. The additional paragraph also discusses operating losses incurred by the Company of $1,631,000 and $2,425,000 during the years ended 1994 and 1993, respectively, and that the financial statements referred to above were prepared based on the assumption that the Company will continue operations. Management had implemented an operational realignment as more fully discussed in Note 1 to the financial statements referred to above and had obtained an agreement from an officer/shareholder and an international investor to provide up to $3,000,000, if necessary, to allow the Company to continue its normal operations.

===============================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ---------------

                              TABLE OF CONTENTS

 Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 Incorporation of Certain Documents
     by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
 The Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
 Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
 Selling Securityholders . . . . . . . . . . . . . . . . . . . . . . . . .   5
 Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . .   5
 Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
 Experts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

===============================================================================


===============================================================================


                           STRIKER INDUSTRIES, INC.


                                 COMMON STOCK

                               ----------------

                             P R O S P E C T U S

                               ----------------



                                MAY ___, 1995


===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the offering of the shares of Common Stock to be registered and offered hereby are as follows:

 SEC registration fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $   776

 Legal fees and expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            3,000

 Blue Sky fees and expenses (including legal expenses)   . . . . . . . . . . . . . . . . . .            1,000

 Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            2,000

 Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $   224
                                                                                                      -------
       Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $ 7,000
                                                                                                      =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

         In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matters as to which such person shall have been adjudged liable to the corporation, except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses.

         The statute does not permit indemnification unless the person seeking indemnification has acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders.

         The Company's Bylaws require the Company to indemnify the Company's directors to the same extent as Section 145 of the Delaware General Corporation Law. The Company's Amended Certificate of Incorporation limits the personal liability of a director to the Company or its stockholders to damages for breach of the director's fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended.

ITEM 16.  EXHIBITS.

         The following is a list of all the exhibits filed as part of the Registration Statement.

         EXHIBITS

         Number
         ------
           4.1   --  Form of Warrant (incorporated herein by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994)
           5.1   --  Opinion of Robert I. Beck, Esq. as to the legality of the Common Stock
          23.1   --  Consent of Robert I. Beck, Esq. (included in Exhibit 5.1)
          23.2   --  Consent of Arthur Andersen LLP
          24.1   --  Power of Attorney (included as part of the signature page of this Registration Statement)

ITEM 17.  UNDERTAKINGS.

        (a)      The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                     (ii) To reflect in the prospectus any facts or events
                 arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                     (iii) To include any material information with respect
                 to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas on May 25, 1995.

                                           STRIKER INDUSTRIES, INC.

                                      By:  \s\ David A. Collins
                                           -------------------------------------
                                           David A. Collins
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

        We, the undersigned directors and officers of Striker Industries, Inc., do hereby constitute and appoint each of David A. Collins and Matthew D. Pond our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which such attorneys and agents may deem necessary or advisable to enable the corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement, including specifically without limitation power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments hereto; and we do hereby ratify and confirm all that such attorneys and agents shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, who constitute a majority of the board of directors of the Company, in the capacities indicated, on May 25, 1995.

       Signature                                     Title
       ---------                                     -----
     \s\ David A. Collins            Chairman of the Board of Directors
------------------------------------
 David A. Collins

     \s\ Matthew D. Pond             Chief Financial Officer (Principal
------------------------------------ Accounting Officer and Principal Financial
 Matthew D. Pond                     Officer), Secretary, Treasurer and Director

                                INDEX TO EXHIBITS

        Number                                          Item
        ------                                          ----
           4.1   --  Form of Warrant (incorporated herein by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994)
           5.1   --  Opinion of Robert I. Beck, Esq., as to the legality of the Common Stock.
          23.1   --  Consent of Robert I. Beck, Esq. (included in Exhibit 5.1)
          23.2   --  Consent of Arthur Andersen LLP
          24.1   --  Power of Attorney (included as part of the signature page of this Registration Statement)